Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Leucadia National Corporation of our report dated August 27, 2010 relating to the consolidated financial statements of AmeriCredit Corp. and subsidiaries appearing in the Annual Report on Form 10-K of Leucadia National Corporation and its subsidiaries for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

October 1, 2013